Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment 3 to Form S-4 of our reports dated February 27, 2017 relating to the consolidated financial statements of Sonus Networks, Inc. and subsidiaries (the Company), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sonus Networks, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 20, 2017